Number                of the Roll of Deeds for 2003

NEGOTIATED

In Frankfurt am Main on August 11, 2003

Before me, the undersigned Notary

Ralph Kästner

with the official residence in Frankfurt am Main

appeared today in the office of Freshfields Bruckhaus Deringer, Taunusanlage 11, 60329 Frankfurt am Main, where I was present on request of the appeared persons:

1.	Tim Brouwer, company director Place of business: Kurfürsten-Anlage 6, 69115 Heidelberg Identified by: German identity card acting in the following in his name and for Dr Georg Kraus of Kurfürsten-Anlage 6, 69115 Heidelberg (in the following referred to jointly as "Purchaser") pursuant to a power of attorney dated July 31, 2003 which is attached to this deed.

2.	Arif Karimjee, company director Place of business: Stirling House, Surrey Research Park, Guildford, GU2 7RF, United Kingdom Identified by: British passport acting in the following not in his own name but
for the company Sopheon plc, Stirling House, Surrey Research Park, Guildford GU2 7RF, United Kingdom (in the following referred to as "Seller") pursuant to a power of attorney dated 11 August 2003 which is attached to this deed.

The Notary asked the appearing persons if he or one of his partners or colleagues was involved in this matter before the notarisation (§ 3 (1) no.7 Notarization Act). The appearing persons declared that such involvement does not exist.

The appearing persons requested that this deed should be recorded in the English language and declared that they are in sufficient command of the English language . The Notary himself is in sufficient command of the English language. As advised by the Notary of their rights to the assistance of a sworn interpreter and receipt of a certified translation of this deed, the appearing persons waived such rights.

The appearing persons acting as heretofore indicated then requested the notarization of the attached agreement and the attached resolution:

- Sale and Transfer Agreement between Seller and Purchaser (Attachment 1)

***********************************************

The above deed including the Attachment (1) were read aloud to the appearing persons by the Notary, approved by them and signed by them and the Notary in their own hands as follows:

__________________________
Signature of Mr Tim Brouwer

__________________________
Signature of Mr Arif Karimjee

__________________________
NOTARY

AGREEMENT OF SALE AND TRANSFER

Concerning a Shareholding
in Sopheon GmbH

between

Tim Brouwer & Dr. Georg Kraus
c/o SVP Deutschland AG
Kurfürsten-Anlage 6, 69115 Heidelberg
Germany

- jointly hereinafter referred to as "Purchasers"

and

Sopheon Plc
Stirling House
Surrey Research Park
Guildford, Surrey
GU2 5RF, United Kingdom

- hereinafter referred to as "Seller"

Definitions:

"Agreement" means this Sale and Transfer Agreement.

"Business Day" means a day on which commercial banks in Frankfurt am Main (Germany) and London (England) are open for business.

"Closing" has the meaning as defined in § 6 (1) of this Agreement.

"Closing Condition" has the meaning as defined in § 6 (2) of this Agreement.

"Closing Date" has the meaning as defined in § 6 (1) of this Agreement.

"Shareholding" means the shareholding ("Geschäftsanteil") Seller holds in the nominal amount of €25,000.00 (in words: twenty five thousand Euro) in Sopheon, registered in the Commercial Register of the Lower District Court of Frankfurt am Main under HR B 51621.

"Sopheon" means Sopheon GmbH, Industriepark Höchst, Building F 821, 65926 Frankfurt am Main, Germany.

§ 1 Sale and Purchase of the Share

Seller hereby sells the Shareholding to Purchasers. Purchasers hereby accepts such sale of the Shareholding.

§ 2 Transfer of the Shareholding

(1)	Seller hereby transfers the Shareholding to Purchasers. Purchasers accept such transfer.

(2)

The transfer pursuant to subsection (1) is made with commercial effect as of the Closing Date. This transfer is subject to the condition precedent that the Closing Condition pursuant to § 6 (2) has been met.

(3)	Purchasers will give notice to Sopheon of the share transfer pursuant to § 16 (1) of the German Limited Liability Company Act immediately after the Closing.

§ 3 Purchase Price

The consideration for the sale and transfer (the "Purchase Price") of the Shareholding will be €1 (in words: One Euro)

§ 4 Covenants and Warranties of Purchasers
(1)	Purchasers shall change the name of Sopheon such that it does not contain the word "Sopheon", in any event before 31 December 2003. Notwithstanding the foregoing, Purchasers shall effect such name change, if not already effected, prior to the execution of any sale or transfer of ownership of its share in Sopheon or of substantially all of Sopheon's business activities. Purchasers shall also make best efforts to effect such name change, if not already effected, prior to making any application for insolvency or liquidation of Sopheon.

(2)	Purchasers warrant and undertake to Seller that each of the warranties set out below is true and accurate and not misleading as at the date of this Agreement:

	a)	all necessary authorisations, approvals, consents and licenses required by the Purchasers for entering into and performing this Agreement have been obtained;

	b)	this Agreement when executed by the Purchasers will constitute a valid and binding obligation on Purchasers and will be enforceable in accordance with its terms or any provision of Purchasers' memorandum or articles of association as applicable; and

	c)	to the best of the knowledge of the Purchasers, there is no litigation or governmental proceedings or investigation current or threatened or pending against them relating to or affecting the execution, delivery and performance of this Agreement.

§ 5 Covenants and Warranties of Seller

(1)	On or prior to August 15, 2003, Seller shall pay to Sopheon (the "Intercompany Payment") amounts recorded as net intercompany receivables totalling €67,587 (in words: Sixty Seven Thousand Five Hundred and Eighty-Seven Euros). In addition, on or prior to August 15, 2003, Seller will pay to Sopheon (the "Contribution") €100,000 (in words: One Hundred Thousand Euros). All amounts payable as of the date of this Agreement by Sopheon to the Seller or other members of Seller's corporate group have been taken into consideration in the calculation of the Intercompany Payment.

(2)	Seller warrants and undertakes to Purchasers that each of the warranties set out below is true and accurate and not misleading as at the date of this Agreement:

	a)	all necessary authorisations, approvals, consents and licenses required by the Seller for entering into and performing this Agreement have been obtained;

	b)	this Agreement when executed by the Seller will constitute a valid and binding obligation on Seller and will be enforceable in accordance with its terms or any provision of Seller's memorandum or articles of association as applicable; and

	c)	to the best of the knowledge of the Seller, there is no litigation or governmental proceedings or investigation current or threatened or pending against it relating to or affecting the execution, delivery and performance of this Agreement.

	d)	Sopheon is a limited liability company duly organised and validly existing under the laws of the Federal Republic of Germany.

e)

Seller is the sole shareholder of Sopheon which has a stated share capital of €25,000 (in words: Twenty Five Thousand Euros), represented by one capital interest in the nominal amount of €25,000. The Seller is the legal and beneficial owner of the Shares that are free from any encumbrance and third party rights. The Seller may freely dispose of the Shares and does not require any consent of a third party and a disposal does not result in any infringement of any third party rights. The Shares are fully paid in; no refunds of the share contributions, whether actual or constructive, were made. There are no shareholders other than the Seller.

§ 6 Closing
(1)	Pursuant to the terms of this Agreement, the consummation of the transactions contemplated by this Agreement ("Closing") shall take place no later than on Friday August 15, 2003 at 13:00 local time or as the parties hereto mutually agree. The date and time at which the Closing actually takes place and thus the time at which the transfers contemplated by this Agreement actually occur or become effective shall be referred to as the "Closing Date" in this Agreement.

(2)	Closing is subject to the payment to Sopheon of the Contribution and the Intercompany Payment by Seller (the "Closing Condition") as set out in § 5 (1).

§ 7 General Obligation of the Parties

The parties to this Agreement commit each other to use their best efforts to realize the transfer of the Share from Seller to Purchasers.

§ 8 Notices
(1)	All notices or other communications hereunder shall be in writing, unless a stricter form is required by applicable law.

(2)

All notices or communications shall be sent to the following addresses, or to such other addresses of which a party may have informed the other party from time to time, which change of address shall be effective only when received by the other party:

	a)	If to Seller: Arif Karimjee Sopheon Plc Stirling House, Surrey Research Park, Guildford, Surrey, GU2 5RF United Kingdom
		Telephone: Facsimile:	+ 44 (0) 14 83 88 30 00 + 44 (0) 14 83 88 30 50

	b)	If to Purchasers: Tim Brouwer SVP Deutschland AG Kurfürsten-Anlage 6, 69115 Heidelberg Germany
		Telephone: Facsimile:	+ 49 (0) 6221 16 70 18 + 49 (0) 6221 18 14 63

§ 9 Severability

(1)	Should any provision of this Agreement be or become invalid, ineffective, or unenforceable, the remaining provisions of this Agreement shall be valid.

(2)	The parties agree to replace the invalid, ineffective, or unenforceable provision with a valid, effective, and enforceable provision which economically best meets the intention of the parties had they foreseen the invalidity, ineffectiveness, or unenforceability at that time. The same shall apply in the case of an omission or if this Agreement is silent.

(3)	If a provision of this Agreement should be held invalid by a competent court or arbitration tribunal because of the scope of its coverage (such as territory, subject matter, time period or amount), said provision shall not be deemed to be completely invalid but shall be deemed to be valid with the permissible scope that is nearest to the originally agreed-upon scope.

§ 10 Entire Agreement

(1)

This Agreement contains the entire agreement and understanding of the parties thereto in respect of the transaction contemplated by this Agreement. This Agreement supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to such transactions, provided, however, that such prior agreements and understanding may to the extent necessary and appropriate be used in the interpretation of this Agreement.

(2)	There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

(3)	Any changes of this Agreement have to be made in writing unless a stricter form is required by applicable law.

(4)	This Agreement has been made in the English language.

§ 11 Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany (regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

§ 12 Costs, Fees, and Expenses
(1)	Each Party shall bear the cost of its own legal and other advisors, bank charges and other directly incurred incidental expenses that arise in connection with its execution of this Agreement and the performance of its obligations hereunder.

(2)	Sopheon shall bear any transfer taxes, sales taxes, notary fees, government approvals and other third party expenses that arise in connection with the execution and consummation of this Agreement.

Frankfurt am Main, August 11, 2003	____________________________________
Seller By: Mr Arif Karimjee, for and on behalf of Seller

Frankfurt am Main, August 11, 2003	____________________________________
Purchasers By: Tim Brouwer himself for himself and Tim Brouwer by authorisation for Dr. Georg Kraus, for and on behalf of Purchasers